Exhibit j(2)

RULE 17f-5 DELEGATION AGREEMENT

By its execution of this Delegation Agreement by and between UMB Bank, n.a. (the Custodian), a national banking association, with its principal office in Kansas City, Missouri, and each of the registered investment companies (on behalf of any series thereof, if applicable) listed on the Appendix to this Agreement, together with such additional companies as shall be made parties to this Agreement by the execution of a revised Appendix to this Agreement (such companies, and any series thereof, are referred to individually as a Fund and, collectively, as the Funds), the Funds hereby direct the Custodian to appoint Brown Brothers Harriman & Co., a limited partnership formed under the laws of the State of New York, as the Approved Foreign Custody Manager (the Delegate) as defined in, and under the terms of, the Custody Agreement between the Funds and the Custodian (the Custody Agreement), to perform certain functions with respect to the custody of the Funds’ Assets (as defined in Section 13 of this Delegation Agreement) outside the United States of America.

WHEREAS, the Delegate has entered into an agreement with the Custodian under which it has agreed to serve as the Approved Foreign Custody Manager for the Funds (the FCM Agreement);

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Funds and Custodian agree as follows. Capitalized terms shall have the meaning indicated in Section 13 of this Delegation Agreement unless otherwise indicated.

1. Maintenance of Funds’ Assets Abroad. Each Fund, acting through its Board of Directors or Trustees (the Board), or its duly authorized representative, hereby instructs the Custodian to enter into the FCM Agreement with the Delegate to place and maintain the Fund’s Assets in countries outside the United States. Each Fund acknowledges that the FCM Agreement: (a) shall direct the Delegate to perform the services hereunder only with respect to the countries where the Delegate provides custodial services to the Fund as indicated on the Delegate Global Custody Network Listing; (b) depending on conditions in the particular country, may require advance notice before the Delegate shall be able to perform its duties in or with respect to a country (such advance notice to be reasonable in light of the specific facts and circumstances attendant to performance of duties in such country); and (c) shall not require the Delegate to provide delegated or custodial services in all countries, and there may from time to time be countries as to which the Delegate determines it will not provide delegation services.

2. Delegation. Pursuant to the provisions of Rule 17f-5 under the Investment Company Act of 1940 (the 1940 Act), and on behalf of and at the direction of the Funds, each Fund’s Board hereby directs the Custodian, and the Custodian hereby agrees, to appoint the Delegate to perform only those duties set forth in this Delegation Agreement concerning the safekeeping of each Fund’s Assets in each of the countries as to which the Custodian has reported to the Funds that the Custodian shall have appointed the Delegate to act pursuant to Rule 17f-5. The Custodian is hereby authorized to take such actions, and to direct the Delegate to take such actions, on behalf of or in the name of the Funds as are reasonably required to discharge its duties under this Delegation Agreement, including, without limitation, to cause the Funds’ Assets to be placed with a particular Eligible Foreign Custodian (as defined in Rule 17f-5) in accordance herewith. Each Fund confirms that it has considered and accepted the Sovereign Risk and prevailing Country Risk as part of its continuing investment decision process.

1

3. Selection of Eligible Foreign Custodian and Contract Administration. Pursuant to the FCM Agreement, the Delegate shall perform the following duties with respect to the selection of Eligible Foreign Custodians and administration of certain contracts governing the Funds’ foreign custodial arrangements:

(a) Selection of Eligible Foreign Custodian. The Delegate shall place and maintain the Funds’ Assets with an Eligible Foreign Custodian; provided that, the Delegate shall be required to determine that the Funds’ Assets will be subject to reasonable care, prudence, and diligence based on the standards applicable to custodians in the relevant market, after considering all factors relevant to the safekeeping of such assets, including without limitation:

(i) The Eligible Foreign Custodian’s practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the controls and procedures for dealing with any Eligible Securities Depository, the method of keeping custodial records, and the security and data protection practices;

(ii) Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for the Funds’ Assets;

(iii) The Eligible Foreign Custodian’s general reputation and standing; and

(iv) Whether the Funds will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of such Eligible Foreign Custodian in the United States or such Eligible Foreign Custodian’s appointment of an agent for service of process in the United States or consent to jurisdiction in the United States.

The Delegate shall be required to make the foregoing determination consistent with the standard of care set forth in Section 8 of this Delegation Agreement.

(b) Contract Administration. Foreign custody arrangements with each Eligible Foreign Custodian shall be governed by a written contract that the Delegate has determined will provide reasonable care for the Funds’ Assets based on the standards applicable to custodians in the relevant market after considering all factors relevant to the safekeeping of the Funds’ Assets as specified in Rule 17f-5(c)(1). Each such contract shall, except as set forth in the last paragraph of this subsection (b), include provisions that provide:

(i) For indemnification or insurance arrangements (or any combination of the foregoing) that will adequately protect the Funds against the risk of loss of the Funds’ Assets held in accordance with such contract;

(ii) That the Funds’ Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors, except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of the custodian arising under bankruptcy, insolvency or similar laws;

2

(iii) That beneficial ownership of each Fund’s Assets will be freely transferable without the payment of money or value other than for safe custody or administration;

(iv) That adequate records will be maintained identifying each Fund’s Assets as belonging to the Fund or as being held by a third party for the benefit of the Fund;

(v) That each Fund’s independent public accountants will be given access to those records described in (iv) above or confirmation of the contents of such records; and

(vi) That the Fund will receive sufficient and timely periodic reports with respect to the safekeeping of each Fund’s Assets, including, but not limited to, notification of any transfer to or from the Fund’s account or a third party account containing assets held for the benefit of the Fund.

Such contract may contain, in lieu of any or all of the provisions specified in this Section 3(b), such other provisions that the Delegate reasonably determines comply with the requirements of Rule 17f-5 and will provide, in their entirety, the same or a greater level of care and protection for the Funds’ Assets as the specified provisions, in their entirety.

(c) Limitation to Delegated Selection. Notwithstanding anything in this Delegation Agreement to the contrary, the FCM Agreement may provide that the duties under this Section 3 shall apply only to Eligible Foreign Custodians selected by the Delegate and shall not apply to any Eligible Foreign Custodian that the Delegate is directed to use pursuant to Section 7 of this Delegation Agreement.

4. Monitoring. The FCM Agreement shall require the Delegate to establish a system to monitor the appropriateness of maintaining each Fund’s Assets with each Eligible Foreign Custodian that has been selected by the Delegate pursuant to Section 3 of this Delegation Agreement. The FCM Agreement shall direct the Delegate to monitor the continuing appropriateness of placement of each Fund’s Assets in accordance with the criteria established under Section 3(a) of this Delegation Agreement and such Eligible Foreign Custodian’s actual performance in accordance with the written contract as provided in Section 3(b) of this Delegation Agreement. The Custodian shall direct the Delegate to monitor the continuing appropriateness of the contract governing each Fund’s arrangements in accordance with the criteria established under Section 3(b) of this Delegation Agreement.

3

5. Reporting. The FCM Agreement shall provide that, initially, prior to the placement of a Fund’s Assets with any Eligible Foreign Custodian, and thereafter, at least annually and at such other times as the Board deems reasonable and appropriate based on the circumstances of the Fund’s arrangements, the Delegate shall provide to the Board of each Fund, or to the Custodian for prompt provision to such Board, written reports specifying placement of the Fund’s Assets with each Eligible Foreign Custodian selected by the Delegate pursuant to Section 3 of this Delegation Agreement and shall promptly report as to any material changes to such foreign custody arrangements. Such reporting will include the appropriateness of maintaining the Fund’s Assets with a particular custodian under paragraph (c)(1) of Rule 17f-5 and the performance of the contract under paragraph (c)(2) of Rule 17f-5. The FCM Agreement may provide that the Delegate will prepare such a report with respect to any Eligible Foreign Custodian that the Delegate has been instructed to use pursuant to Section 7 hereunder only to the extent specifically agreed with respect to the particular situation.

6. Withdrawal of Fund Assets. The FCM Agreement shall provide that, if the Delegate determines that an arrangement with a specific Eligible Foreign Custodian selected by the Delegate consistent with Section 3 of this Delegation Agreement no longer meets the requirements of said Section, the Delegate shall give the Custodian prompt notice of such determination and upon instructions the Delegate shall withdraw each Fund’s Assets from the non-complying arrangement as soon as reasonably practicable. The Delegate shall use good faith to notify the Custodian as to any facts known to the Delegate, considering whether such withdrawal would require liquidation of any of the Fund’s Assets or would materially impair the safety, liquidity, value or other investment characteristics of the Fund’s Assets. Any such instructions from the Fund or the Fund’s investment adviser to the Custodian regarding liquidation or withdrawal shall be in the form of Special Instructions.

7. Direction as to Eligible Foreign Custodian. Notwithstanding this Delegation Agreement, each Fund, acting through its Board, its investment adviser or its other authorized representative, may instruct the Custodian to direct the Delegate to place and maintain the Fund’s Assets in a particular country or with a particular Eligible Foreign Custodian, including without limitation with respect to investment in countries as to which the Delegate reasonably determines that it will not provide delegation services. In the event that the Delegate determines that it will provide delegation services in such country or with such Eligible Foreign Custodian, the Custodian will comply with the provisions otherwise set forth in this Delegation Agreement, and the Delegate will be the Approved Foreign Custody Manager. In the event that the Delegate reasonably determines that it will not provide delegation services in such country or with such Eligible Foreign Custodian, the Custodian and Delegate shall be entitled to rely on any such instruction as a Special Instruction and shall have no duties or liabilities under this Delegation Agreement with respect to such arrangement save those that it may undertake specifically in writing with respect to each particular instance; provided that this Delegation Agreement and the Custodian Agreement shall not constitute the Custodian or the Delegate as the exclusive delegate of any of the Funds for purposes of Rule 17f-5 and, particularly where Custodian does not agree to provide fully the services under this Delegation Agreement and the Custody Agreement to a Fund with respect to a particular country, the Fund may delegate such services to another delegate pursuant to Rule 17f-5.

8. Standard of Care. In carrying out its duties under this Delegation Agreement, the Custodian agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping the Funds’ Assets would exercise. In addition, the FCM Agreement will provide that, in carrying out its duties as the Funds’ Approved Foreign Custody Manager, the Delegate will exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping of the Funds’ Assets would exercise.

4

9. Liability of the Custodian for Actions of Other Persons and Third Party Beneficiary. The Custodian shall be liable for the actions or omissions of the Delegate or any Eligible Foreign Custodian as set forth in the Custody Agreement between the Custodian and the Funds, except as provided in Section 7 hereunder.

At a Fund’s election, the Fund shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against the Delegate as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Fund has not been made whole for any such loss, damage, cost, expense, liability or claim.

The Custodian acknowledges and agrees the Funds are and shall be third party beneficiaries to the FCM Agreement.

10. Representations. The Custodian hereby represents and warrants that it is a U.S. Bank and that this Delegation Agreement has been duly authorized, executed and delivered by the Custodian and is a legal, valid and binding agreement of the Custodian enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles. The FCM Agreement will require the Delegate to represent and warrant that it is a U.S. Bank and that the agreement between the Custodian and the Delegate has been duly authorized, executed and delivered by the Delegate and is a legal, valid and binding agreement of the Delegate enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles.

Each Fund hereby represents and warrants that its Board has appointed the Delegate as the Approved Foreign Custody Manager to perform the delegated responsibilities provided for herein and that this Delegation Agreement has been duly authorized, executed and delivered by the Fund and is a legal, valid and binding agreement of the Fund enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles.

11. Effectiveness; termination. This Delegation Agreement shall be effective as of March 31, 2024. This Delegation Agreement may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Such termination shall be effective on the 60th day following the date on which the non-terminating party shall receive the foregoing notice, unless such earlier date is agreed by the parties in writing. The foregoing to the contrary notwithstanding, this Delegation Agreement shall be deemed to have been terminated concurrently with the termination of the Custody Agreement or with the FCM Agreement. The Custodian shall terminate the FCM Agreement concurrently with any termination of this Delegation Agreement. Termination of this Delegation Agreement with respect to one or more Funds shall not result in termination with respect to the remaining Fund or Funds unless otherwise provided for in writing.

5

12. Notices. Notices and other communications under this Delegation Agreement are to be made in accordance with the arrangements designated for such purpose under the Custody Agreement unless otherwise indicated in a writing referencing this Delegation Agreement and executed by both parties.

13. Definitions. Capitalized terms in this Delegation Agreement have the following meanings:

(a) Country Risk - shall mean, with respect to the acquisition, ownership, settlement or custody of investments in a jurisdiction, all risks relating to, or arising in consequence of, systemic and market factors affecting the acquisition, payment for or ownership of investments, including (a) the prevalence of crime and corruption in such jurisdiction, (b) the inaccuracy or unreliability of business and financial information (unrelated to the Custodian’s duties imposed by Rule 17f-5(c) under the 1940 Act or to the duties imposed upon it by Rule 17f-7 under the 1940 Act), (c) the instability or volatility of banking and financial systems, or the absence or inadequacy of an infrastructure to support such systems, (d) custody and settlement infrastructure of the market in which such investments are transacted and held, (e) the acts, omissions and operation of any Eligible Securities Depository, it being understood that this provision shall not excuse the Custodian’s performance under the express terms of this Agreement, (f) the risk of the bankruptcy or insolvency of banking agents, counterparties to cash and securities transactions, registrars or transfer agents, (g) the existence of market conditions which prevent the orderly execution or settlement of transactions or which affect the value of assets, and (h) the laws relating to the safekeeping and recovery of a Fund’s Assets held in custody pursuant to the terms of the Custody Agreement; provided however that in compliance with Rule 17f-5, neither Sovereign Risk nor Country Risk shall include the custody risk of a particular Eligible Foreign Custodian of a Fund’s Assets.

(b) Eligible Foreign Custodian - shall have the meaning set forth in Rule 17f-5(a)(1).

(c) Fund’s Assets - shall mean any of a Fund’s investments (including foreign currencies) for which the primary market is outside the United States, and any cash and cash equivalents that are reasonably necessary to effect the Fund’s transactions in those investments.

(d) Special Instructions - shall have the meaning set forth in the Custody Agreement.

(e) Eligible Securities Depository - shall have the meaning for an “Eligible Securities Depository” as set forth in Rule 17f-7.

(f) Sovereign Risk - shall mean, in respect of any jurisdiction, including but not limited to the United States of America, where investments are acquired or held hereunder or under the Custody Agreement, (a) any act of war, terrorism, riot, insurrection or civil commotion, (b) the imposition of any investment, repatriation or exchange control restrictions by any governmental authority, (c) the confiscation, expropriation or nationalization of any investments by any governmental authority, whether de facto or de jure, (d) any devaluation or revaluation of the currency, (e) the imposition of taxes, levies or other charges affecting investments, (f) any change in the applicable law, or (g) any other economic, systemic or political risk incurred or experienced that is not directly related to the economic or financial conditions of the Eligible Foreign Custodian, except as otherwise provided in this Delegation Agreement or the Custody Agreement.

(g) U. S. Bank – shall have the meaning set forth in Rule 17f-5(a)(7) under the 1940 Act.

6

14. Governing Law and Jurisdiction. This Delegation Agreement shall be construed in accordance with the laws of the State of Delaware. The parties hereby submit to the exclusive jurisdiction of the Federal courts sitting in the State of Delaware.

15. Fees. The Custodian shall perform its functions under this Delegation Agreement for the compensation determined under the Custody Agreement. Neither the Custodian nor the Delegate shall receive separate compensation from a Fund for the performance of the duties and services set forth in this Delegation Agreement.

16. Integration. This Delegation Agreement supplements and/or amends the Custody Agreement with respect to the selection and monitoring of Eligible Foreign Custodians, the administration of contracts with Eligible Foreign Custodians, the withdrawal of assets from Eligible Foreign Custodians and the issuance of reports in connection with such duties; provided that, in the event that there are any inconsistencies between the Delegation Agreement and the Custody Agreement, the provisions of the Delegation Agreement shall govern for the purpose of compliance with Rule 17f-5. The terms of the Custody Agreement shall apply generally as to matters not expressly covered in this Delegation Agreement, including dealings with the Eligible Foreign Custodians in the course of discharge of the Custodian’s obligations under the Custody Agreement, and the Custodian’s obligation to indemnify the Funds as set forth in the Custody Agreement, and the Funds’ obligation to indemnify the Custodian as set forth in the Custody Agreement, the terms of which are incorporated herein by reference.

17. Termination of Previously Existing Delegation Agreement. It is hereby agreed to by the parties that any previously existing Rule 17f-5 Delegation Agreement in place between the parties is terminated as of the Effective Date of this Delegation Agreement.

7

IN WITNESS WHEREOF, each of the parties hereto has caused this Delegation Agreement to be duly executed.

Versus Capital Real Assets Fund LLC		UMB Bank, n.a.

By:	/s/ Brian Petersen	By:	/s/ David Paldino
Name:	Brian Petersen	Name:	David Paldino
Title:	CFO	Title:	Senior Vice President
Date:	2-28-24	Date:	2-28-24

Versus Capital Infrastructure Income Fund		Versus Capital Multi-Manager Real Estate Income Fund LLC

By:	/s/ Brian Petersen	By:	/s/ Brian Petersen
Name:	Brian Petersen	Name:	Brian Petersen
Title:	CFO	Title:	CFO
Date:	2-28-24	Date:	2-28-24

Versus Capital Real Assets Sub-REIT II LLC

By:	/s/ Brian Petersen
Name:	Brian Petersen
Title:	CFO
Date:	2-28-24
8

APPENDIX

Versus Capital Infrastructure Income Fund
Versus Capital Multi-Manager Real Estate Income Fund LLC

Versus Capital Real Assets Fund LLC

Versus Capital Real Assets Sub-REIT II LLC

9